Exhibit 3.5

CERTIFICATE OF FORMATION
OF
BG RETAIL, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is BG Retail, LLC.

SECOND: The address of the registered office and the name of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, in the County of New Castle.

THIRD: The effective date and time of this Certificate of Formation shall be February 1, 2015 at 12:01 a.m. EST.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation effective as of February 1, 2015.

By: /s/ Michael I. Oberlander
Name: Michael I. Oberlander
Title: Senior Vice President, General Counsel
and Corporate Secretary